EXHIBIT (a)(1)(iv)

THE NASDAQ OMX GROUP, INC.

Offer to Purchase for Cash

Any and All of its Outstanding

2.50% Convertible Senior Notes Due 2013

(CUSIP No. 631103AB4 and CUSIP No. 631103AA6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF OCTOBER 18, 2011, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR CONVERTIBLE NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION PLUS ACCRUED INTEREST. TENDERS OF CONVERTIBLE NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

September 20, 2011

To Our Clients who are Beneficial Owners of the 2.50% Convertible Senior Notes Due 2013 of The NASDAQ OMX Group, Inc.:

The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”), is making an offer to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes Due 2013 (the “Convertible Notes”), on the terms and subject to the conditions set forth in its Offer to Purchase dated September 20, 2011 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”). The Company’s offer to purchase the Convertible Notes is referred to as the “Offer”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Consideration offered is cash in an amount equal to $1,025 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder in cash an amount equal to $1,025 per $1,000 principal amount of Convertible Notes purchased (the “Consideration”) and all accrued and unpaid interest on such Convertible Notes from and including the last interest payment date of August 15, 2011 up to, but not including, the Payment Date (“Accrued Interest”). The “Payment Date” in respect of Convertible Notes that are validly tendered and accepted for purchase is expected to be October 19, 2011, promptly after the Expiration Time.

We are the holder of record of the Convertible Notes held by us for your account. A tender of such Convertible Notes may be made only by us as the holder of record and only pursuant to your written instructions in the form attached hereto (the “Instruction Form”).

The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Convertible Notes held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Convertible Notes held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. We urge you to carefully read the Offer to Purchase, Letter of Transmittal and the other materials provided herewith before instructing us to tender your Convertible Notes.

Your attention is directed to the following:

1. Holders who wish to be eligible to receive the Consideration must validly tender Convertible Notes prior to 12:00 midnight, New York City time, at the end of October 18, 2011, unless extended or terminated by the Company in its sole discretion. The Offer will expire at 12:00 midnight, New York City time, at the end of October 18, 2011, unless extended or earlier terminated by the Company in its sole discretion. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf.

2. The minimum permitted tender is $1,000 principal amount of Convertible Notes, and all tenders must be in integral multiples of $1,000.

3. The Offer is for any and all Convertible Notes that are outstanding.

4. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” in the Offer to Purchase occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

5. In all cases, the purchase of Convertible Notes tendered and accepted for purchase pursuant to the Offer will be made only after all conditions to the Offer described in the Offer to Purchase have been satisfied or waived, and after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents.

6. If the Company does not accept for payment any tendered Convertible Notes, the Company will promptly return tendered Convertible Notes to Holders thereof.

Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information included or incorporated by reference in the Offer to Purchase and the Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

If you wish to have us tender any or all of your Convertible Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached Instruction Form. If you authorize us to tender your Convertible Notes for purchase any time prior to the Expiration Time, the entire aggregate principal amount of your Convertible Notes will be tendered for purchase, unless you specify a lesser amount on the attached Instruction Form. Your instructions should be forwarded to us in ample time to permit us to tender the related Convertible Notes, and otherwise to submit a tender on your behalf prior to the Expiration Time if you wish to be eligible to receive the Consideration for your Convertible Notes.

The Offer is not being made to, and the tender of Convertible Notes will not be accepted from or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO THE

THE NASDAQ OMX GROUP, INC.

Offer to Purchase for Cash

Any and All of Its Outstanding

2.50% CONVERTIBLE SENIOR NOTES DUE 2013

(CUSIP No. 631103AB4 and CUSIP No. 631103AA6)

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated September 20, 2011 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer Documents”) of The NASDAQ OMX Group, Inc., a Delaware corporation, relating to its offer to purchase (the “Offer”) for cash any and all of its outstanding 2.50% Convertible Senior Notes Due 2013 (the “Convertible Notes”).

The undersigned acknowledges and understands that Convertible Notes tendered pursuant to the Offer may not be withdrawn, except in accordance with the instructions and procedures set forth in the Offer Documents.

This will instruct you to tender pursuant to the Offer the principal amount of Convertible Notes indicated below (or, if no number is indicated below, the entire aggregate principal amount of Convertible Notes) held by you for the account or benefit of the undersigned upon the terms and conditions set forth in the Offer Documents.

Type	Aggregate Principal Amount Held for Account of Holder(s)	Principal Amount to be Tendered*
2.50% Convertible Senior Notes Due 2013

*	Unless otherwise indicated, the entire principal amount indicated in the box entitled “Principal Amount to be Tendered” will be tendered. The minimum permitted tender is $1,000 principal amount of Convertible Notes, and all tenders must be integral multiples of $1,000.

SIGN HERE

Signature(s)

Please print name(s)

Address

Area Code and Telephone Number

Tax Identification or Social Security Number

My Account Number with You

Date

4